Exhibit 4.2

Specimen Name of Company: Opera Limited Number: Ordinary Share(s): -[no. of shares]- Issued to: [name of shareholder] Dated Transferred from: OPERA LIMITED Number Ordinary Share(s) -[no. of shares]- Incorporated under the laws of the Cayman Islands Share capital is US$50,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof. EXECUTED on behalf of the said Company on the day of 201[ ] by: DIRECTOR